Exhibit 99.1

For Immediate Release Contact: Fred Zinn Drew Industries, 914-428-9098 or Ryan McGrath Lambert, Edwards & Associates 616-233-0500 or rmcgrath@lambert-edwards.com

Lippert Components Hires Industry Veteran
To Advance Marketing Strategies, Build Brand

GOSHEN, IN, February 16, 2009 – Jason Lippert, President and CEO of Lippert Components, Inc., Goshen, Indiana, a wholly-owned subsidiary of Drew Industries Incorporated (NYSE: DW), announced today that the Company has hired Brian Donat, a 13-year veteran of the recreational vehicle (RV) industry, as director of marketing strategies, new product development and product enhancement. Donat, who will begin his duties at Lippert Components on February 23, will leave his current position in product development, sales, and marketing at KZ RV in Shipshewana, Indiana.

Lippert said Donat is being brought aboard to assist in the Company’s growth through new product development and to increase consumer awareness of the Company's brands and products. In addition, product enhancement will also be one of his primary goals.

"We are excited to add Brian to our management team. His relationships with dealers, understanding of consumers' needs, and manufacturing experience are all assets which we expect will help us continue to be a leading supplier in the marketplace," Lippert added. “It goes without saying that having Brian’s knowledge of the end product will help us not only with the innovation of new products, but the way in which those products are brought to the market place.  Brian has a high, positive energy level and a passion for the RV lifestyle as well as a deep interest in making sure that the retail customer has the best possible RV experience.”

Established in 1956, Lippert Components, Inc., is a manufacturer of steel chassis, slideouts, axles and a wide variety of other components for the RV and manufactured housing industries. A subsidiary of Drew Industries, the Company has grown to become a leading supplier to many of the most successful RV and manufactured housing producers in the United States.

Drew Industries, through its wholly-owned subsidiaries, Lippert Components, Inc. and Kinro, Inc., produces a broad array of components for recreational vehicles (72% of sales) and manufactured homes (28% of sales) at 29 facilities across the U.S.

Additional information can be found at www.lippertcomponents.com and www.drewindustries.com.